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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                      [THE QUAKER OATS COMPANY LETTERHEAD]


FTC GIVES MERGER OF PEPSICO AND QUAKER UNCONDITIONAL CLEARANCE:
COMPANIES TO COMPLETE DEAL WITHIN SEVERAL DAYS

PURCHASE, NY and CHICAGO, IL, Aug. 1, 2001 -- PepsiCo and The Quaker Oats Company said today they have received unconditional clearance from the Federal Trade Commission to merge.

With the last remaining regulatory hurdle to the transaction removed, they intend to complete the transaction within the next several business days.

"We're delighted to get FTC clearance," said Steve Reinemund, PepsiCo chairman and chief executive officer. "We look forward to completing the deal shortly and putting in action the detailed consolidation plans we've been building."

"This is a great day for Quaker shareholders, for our portfolio of brands and for our people," said Robert S. Morrison, Quaker chairman, president and CEO. "As part of one of the largest consumer packaged goods companies in the world, we're well positioned to grow faster than ever."

         PepsiCo also said that it expects to complete today the sale of global rights to its All Sport beverage brand to Monarch Company of Atlanta. PepsiCo announced in May that it had reached final terms of the sale.

PepsiCo and Quaker announced their plans to merge on Dec. 4, 2000. The merger will bring together two strong and highly-complementary companies that will be sharply focused on providing a wide array of convenient foods and beverages.

The company, which will have revenues of $25 billion, will be home to many of the world's best loved consumer brands, including 13 that each generate more than $1 billion in annual retail sales.

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